Exhibit 18.1

Preferability Letter Regarding Change in Accounting Policy

March 20, 2009

Board of Directors

BancTrust Financial Group, Inc.

Mobile, Alabama

Ladies and Gentlemen:

We have audited the 2008 consolidated financial statements of BancTrust Financial Group, Inc. and subsidiaries (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and issued our report thereon dated March 20, 2009. As stated in Note 15 to the consolidated financial statements of the Company for the year ended December 31, 2008, the Company changed its accounting policy relating to a Supplemental Executive Retirement Plan (“SERP”). With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.

Based upon our understanding of management’s stated reasons and justification for this change in accounting principle as disclosed in the Form 10-K, including our discussion with Company officials as to the circumstances, business judgment and planning that formed the basis for making this change in accounting policy, we concur with management that the newly adopted accounting policy described in Note 15 is preferable in the Company’s circumstances.

Very truly yours,

/s/ Dixon Hughes PLLC